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                                                                  EXHIBIT (d)(6)

                         INVESTMENT MANAGEMENT AGREEMENT

         THIS AGREEMENT is made this 23rd day of September, 2002 by and between ING EQUITY TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series listed on Schedule A hereto (the "Fund"), as such schedule may be amended from time to time, and ING INVESTMENTS, LLC, an Arizona limited liability company (the "Investment Manager").

                                   WITNESSETH

         WHEREAS, the Trust is registered as an open-end, investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder; and

         WHEREAS, the Investment Manager is registered and will remain registered during the term of this Agreement as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser; and

         WHEREAS, the Trust's Board of Trustees authorized this agreement at a meeting held August 20, 2002; and

         WHEREAS, the Trust and the Investment Manager desire to enter into an agreement to provide for the management of the assets of the Fund on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Management. The Investment Manager shall act as investment adviser for the Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Trust's Board of Trustees. The Investment Manager shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser. The Investment Manager shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Trust, on behalf of the Fund, in any way or otherwise be deemed an agent of the Trust.

2. Duties of Investment Manager. In carrying out its obligation under paragraph 1 hereof, the Investment Manager shall: (a) supervise and manage all aspects of the Fund's operations; (b) provide the Fund, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Trust's Board of Trustees; (c) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Fund's shareholders and

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reports to and filings with the Securities and Exchange Commission and state
Blue Sky authorities; (d) provide the Fund with, or obtain for each, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Fund's principal office; (e) provide the Board of Trustees of the Trust on a regular basis with financial reports and analyses on the Fund's operations and the operations of comparable investment companies; (f) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which they engage, or with respect to securities which the Investment Manager considers desirable for inclusion in the Fund; (g) determine what issuers and securities shall be represented in the Fund's portfolio and regularly report them to the Board of Trustees of the Trust; (h) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Trust; and (i) take, on behalf of the Fund, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

3. Broker Dealer Relationships. The Investment Manager is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Manager may select any affiliated person of the Trust or the Investment Manager to the extent permitted pursuant to the Trust's procedures for securities transactions with affiliated brokers pursuant to Section 17(e)(2) and Rule 17e-1 under the Investment Company Act.

         The Investment Manager's primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time. In selecting a broker-dealer to execute each particular transaction, the Investment Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

         Subject to such policies and procedures as the Board of Trustees may determine, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust, on behalf of the Fund, to pay a broker or dealer that provides brokerage and research services to the Investment Manager for the Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of

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commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund The Investment Manager is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Investment Manager for the Fund's use. Such allocation shall be in such amounts and proportions as the Investment Manager shall determine and the Investment Manager will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

4. Control by Board of Trustees. Any investment program undertaken by the Investment Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Investment Manager shall at all times conform to: (a) all applicable provisions of the Investment Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; and (b) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act; and (c) the provisions of the Trust Instrument of the Trust, as amended; and (d) the provisions of the By-laws of the Trust, as amended; and (e) any other applicable provisions of state and federal law.

6. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Investment Manager as follows:

         (a) The Investment Manager shall furnish, at its expense and without cost to the Fund, the services of a President, Secretary and one or more Vice Presidents of the Trust, to the extent that such additional officers may be required by the Trust for the proper conduct of its affairs;

         (b) The Investment Manager shall further maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (h) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Fund;

         (c) Nothing in subparagraph (a) hereof shall be construed to require the Investment Manager to bear: (i) any of the costs (including applicable office space, facilities and equipment) of the services of a principal financial officer of the Trust whose normal duties consist of maintaining the financial accounts and books and records of the Fund; including the review of calculations of net asset value and preparing tax returns; or (ii) any of the costs (including applicable

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         office space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer. Notwithstanding the obligation of the Fund to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the Investment Manager may pay the salaries, including any applicable employment or payroll taxes and other salary costs; of the principal financial officer and other personnel carrying out such functions and the Fund shall reimburse the Investment Manager therefor upon proper accounting.

         (d) All of the ordinary business expenses incurred in the operations of the Fund and the offering of shares shall be borne by the Fund unless specifically provided otherwise in this paragraph. These expenses include, but are not limited to, brokerage commissions, legal, auditing, taxes or governmental fees, networking servicing costs, fund accounting servicing costs, fulfillment servicing costs, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of the Fund which inure to the Fund benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Trust in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

7. Delegation of Responsibilities. The Investment Manager may delegate the performance of certain investment advisory services, as described hereunder, to a sub-adviser.

8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Trust, on behalf of the Fund, will pay the Investment Manager and the Investment Manager will accept as full compensation therefor a fee computed daily and paid monthly in arrears at the annual rate set forth on Schedule A, based on the Fund's average daily net assets, computed in the manner set forth in the Registration Statement of the Trust. If the fees payable to the Investment Manager begin to accrue before the end of any month, or if this Agreement terminates before the end of any month, then such fees for such month shall be prorated according to the proportion which the partial period bears to the full month in which such effectiveness or termination occurs. The Investment Manager may from time to time and for such periods as it deems appropriate voluntarily reduce its compensation hereunder (and/or voluntarily assume expenses) for the Fund.

9. Non-Exclusivity. The services of the Investment Manager to the Fund are not to be deemed to be exclusive, and the Investment Manager shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed

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that officers or members of the Investment Manager may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers or members of the Investment Manager to the extent permitted by law; and that the officers and members of the Investment Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or partners of any other firm or corporation, including other investment companies.

10. Term and Approval. This Agreement shall become effective as it pertains to the Fund on the date first written above. Unless terminated as provided herein, the Agreement shall continue in full force and effect with respect to the Fund until the Reapproval Date set forth for such Fund on Schedule A to this Agreement, and shall continue from year to year thereafter with respect to each Fund provided that such continuance is specifically approved at least annually:
(a) (i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act); and (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

11. Termination. This Agreement may be terminated at any time as it pertains to the Fund, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, or by the Investment Manager, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate as it pertains to the Fund in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

12. Liability of Investment Manager and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Manager or any of its officers, trustees or employees, the Investment Manager shall not be subject to liability to the Trust or to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Manager or any officer, trustee or employee of the Investment Manager, the Trust hereby agrees to indemnify and hold the Investment Manager harmless from and against all claims, actions, suits, and proceedings at law or in equity whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of the Fund or otherwise) by the Trust, its officers, trustees, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations.

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13.      Limit of Liability. The terms "ING Equity Trust" and "Trustees" (of the
Trust) refer, respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust's organizational documentation, to which reference is hereby made. The obligations of "ING Equity Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Fund, and all persons dealing with the Fund or other series of the Trust must look solely to the assets of the Fund for the enforcement of any claims against the Trust.

14. License Agreement. The Trust shall have the non-exclusive right to use the name "ING" to designate itself and any current or future series of shares only so long as ING Investments, LLC serves as investment manager or adviser to the Trust with respect to such series of shares. In the event that the Investment Manager ceases to act as the investment manager to the Fund, the Trust shall cease using the name "ING" upon the Investment Manager's written request.

15. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Further, any material amendment, as determined by the parties hereto with the assistance of legal counsel, shall not be effective until approved: (a) (i) by the Trust's Board of Trustees and (ii) by the vote of a majority of the Fund's, as applicable, outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act); and
(b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Investment Manager shall be 7337 E. Doubletree Ranch Road, Scottsdale, Arizona 85258.

17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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18.      Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, collectively, shall constitute one agreement.

19. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

                                   ING EQUITY TRUST

                                   By: -s- Robert S. Naka
                                       -----------------------------------------
                                       Robert S. Naka
                                       Senior Vice President

                                   ING INVESTMENTS, LLC

                                   By: -s- Michael J. Roland
                                       -----------------------------------------
                                       Michael J. Roland
                                       Executive Vice President

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                                   SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                                ING EQUITY TRUST

                                       AND

                              ING INVESTMENTS, LLC

                           DATED: SEPTEMBER 23, 2002

                                         ANNUAL INVESTMENT
                                          MANAGEMENT FEE
                                     -------------------------
                                        (as a percentage of        LAST CONTINUED/
           FUND                      average daily net assets)    APPROVED BY BOARD         REAPPROVAL DATE
           ----                                                   -----------------         ---------------
ING Tax Efficient Equity Fund                 0.08%                August 20, 2002         September 1, 2003

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